Nelnet Reports Third Quarter 2011 Results

•Base net income of $1.22 per share for the quarter
•Tuition payment processing and campus commerce revenue increased 15 percent
•Revenue from government servicing contract increased $4.1 million to $12.8 million
•Repurchased 1.1 million shares of common stock in the quarter
•Declared fourth quarter dividend of $0.10 per share

LINCOLN, Neb., November 8, 2011 -- Nelnet (NYSE: NNI) today reported base net income of $58.8 million, or $1.22 per share, for the third quarter of 2011, compared with $60.3 million, or $1.23 per share, for the same quarter a year ago. For the nine months ended September 30, 2011, the company reported base net income of $165.5 million, or $3.43 per share, compared with $175.3 million, or $3.54 per share, for the same period in 2010. Base net income in 2010 excludes litigation settlement and restructuring charges.

Nelnet reported a gain from the repurchase of outstanding debt of $9.9 million before tax, or $0.12 per share after tax, and $28.8 million before tax, or $0.36 per share after tax, for the three and nine months ended September 30, 2010, respectively. In the third quarter of 2011, Nelnet had no gains from the repurchase of outstanding debt. For the first nine months of 2011, Nelnet reported a gain of $8.3 million before tax, or $0.11 per share after tax, from the repurchase of outstanding debt.

"In the third quarter of 2011, we continued to report strong results and generate significant cash flow from our operations and our student loan portfolio,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “We made investments to grow our core businesses and enhance our customers' experience, and also repurchased more than one million shares of common stock. Evaluating opportunities to make investments and deploying capital with a long term focus will continue to be a priority."

Growing our core and driving diversification

During the third quarter of 2011, revenue from Nelnet's tuition payment processing and campus commerce business increased $2.2 million compared with the third quarter of 2010, or 15 percent, to $16.8 million.

In September 2009, Nelnet began servicing student loans for the Department of Education (Department) under a contract that will increase the company's fee-based revenue as the servicing volume increases. At September 30, 2011, the company was servicing $44.6 billion of loans for 3 million borrowers on behalf of the Department, compared with $21.8 billion of loans for 2.5 million borrowers on September 30, 2010. Revenue from this contract increased to $12.8 million for the third quarter of 2011, up from $8.7 million for the same period a year ago.

The company's enrollment services revenue was $35.5 million in the third quarter of 2011, compared with $36.4 million in the third quarter of 2010. Enrollment services revenue is being affected by the current regulatory uncertainty in the for-profit college industry, which has caused schools to decrease their marketing spending.

Maximizing the value of existing portfolio

In July 2011, the company repurchased the residual interest in $1.9 billion of securitized Federal Family Education Loan Program consolidation loans. Including these loans, at September 30, 2011, net student loan assets were $24.6 billion. The majority of Nelnet's federal student loans are financed for the life of the loan at rates the company believes will generate significant future cash flow in excess of $1.8 billion.

Historically low interest rates are continuing to provide the company opportunities to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2011, Nelnet reported net interest income of $96.8 million, compared with $92.2 million for the same period a year ago.

Operating with financial discipline

Nelnet reported operating expenses of $104.8 million in the third quarter of 2011, compared with $100.5 million, excluding a $55 million litigation settlement and $4.8 million of restructuring expenses, in the third quarter of 2010. Over time, the company anticipates increasing operating expenses with discipline to support revenue growth in its fee-based businesses.

Repurchasing common stock

During the three-month period ended September 30, 2011, Nelnet repurchased and retired 1,097,441 shares of Class A common stock, under the company's stock repurchase program, for $20.6 million, or an average price of $18.77 per share. Year to date through November 8, 2011, the company has repurchased 1,433,409 shares of Class A common stock for $27.1 million, or an average price of $18.88 per share.

GAAP net income

Nelnet reported GAAP net income for the third quarter of 2011 of $47.5 million, or $0.98 per diluted share, compared with a net loss of $0.4 million, or $0.01 loss per diluted share, for the third quarter of 2010. For the first nine months of 2011, the company reported GAAP net income of $139.5 million, or $2.87 per diluted share, compared with $103.9 million, or $2.08 per diluted share for the same period in 2010. The company recognized a $55.0 million litigation settlement charge in the third quarter of 2010.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in financial information supplemental to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors approves dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on December 15, 2011, to shareholders of record at the close of business on December 1, 2011. Nelnet currently has 35.6 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding and liquidity requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs, including the uncertain nature of the potential impact of the Department's new loan consolidation program; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter of 2011.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations
(Dollars in thousands, except share data)

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Loan interest	$158,809	146,827	171,208	452,983	490,158
Amortization/accretion of loan premiums and
deferred origination costs, net	(1,854)	(7,893)	(11,921)	(19,736)	(40,551)
Investment interest	672	856	1,169	2,254	3,474
Total interest income	157,627	139,790	160,456	435,501	453,081

Interest expense:
Interest on bonds and notes payable	60,866	51,054	68,243	164,227	178,345

Net interest income	96,761	88,736	92,213	271,274	274,736
Less provision for loan losses	5,250	5,250	5,500	14,250	16,700

Net interest income after provision for loan losses	91,511	83,486	86,713	257,024	258,036

Other income (expense):
Loan and guaranty servicing revenue	37,927	37,389	33,464	110,952	106,510
Tuition payment processing and campus
commerce revenue	16,774	14,761	14,527	50,904	44,704
Enrollment services revenue	35,505	32,315	36,439	101,688	105,113
Software services revenue	4,622	4,346	4,624	13,745	14,467
Other income	3,931	6,826	9,432	17,249	25,188
Gain on sale of loans and debt repurchases	—	—	9,885	8,307	28,821
Derivative market value and foreign currency
adjustments	(13,888)	(16,813)	(32,805)	(29,585)	(35,931)
Derivative settlements, net	257	(3,522)	(2,586)	(7,417)	(8,386)
Total other income	85,128	75,302	72,980	265,843	280,486

Operating expenses:
Salaries and benefits	44,132	42,881	41,085	130,925	122,691
Litigation settlement	—	—	55,000	—	55,000
Cost to provide enrollment services	23,825	22,140	23,709	68,804	69,845
Depreciation and amortization	7,917	6,769	9,025	21,462	29,536
Restructure expense	—	—	4,751	—	6,020
Other expenses	28,904	28,767	26,717	83,776	89,120
Total operating expenses	104,778	100,557	160,287	304,967	372,212

Income (loss) before income taxes	71,861	58,231	(594)	217,900	166,310
Income tax (expense) benefit	(24,410)	(21,106)	226	(78,444)	(62,363)
Net income (loss)	$47,451	37,125	(368)	139,456	103,947

Earnings (loss) per common share:
Net earnings (loss) - basic	$0.98	0.76	(0.01)	2.88	2.09
Net earnings (loss) - diluted	$0.98	0.76	(0.01)	2.87	2.08

Weighted average shares outstanding:
Basic	48,059,747	48,302,779	48,938,333	48,177,539	49,460,625
Diluted	48,253,888	48,488,046	48,938,333	48,367,923	49,663,505

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	September 30, 2011	December 31, 2010	September 30, 2010
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,641,614	23,948,014	24,436,162
Student loans receivable - held for sale	—	84,987	2,109,440
Cash, cash equivalents, and investments (trading securities)	141,928	327,037	349,443
Restricted cash and investments	653,518	757,285	747,234
Goodwill	117,118	117,118	143,717
Intangible assets, net	33,074	38,712	43,352
Other assets	648,975	620,739	757,231
Total assets	26,236,227	25,893,892	28,586,579

Liabilities:
Bonds and notes payable	24,926,512	24,672,472	27,391,188
Other liabilities	298,232	314,787	350,777
Total liabilities	25,224,744	24,987,259	27,741,965

Shareholders' equity	1,011,483	906,633	844,614
Total liabilities and shareholders' equity	$26,236,227	25,893,892	28,586,579

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.